Exhibit 99.1

Conference Call:	Today, February 8, 2012 at 5:00 p.m. ET
Dial-in number:	212/231-2901 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement

Contact:
Allyson Evans	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	Jaffoni & Collins Incorporated
Mad Catz Interactive, Inc.	212-835-8500 or mcz@jcir.com
619-683-9830

MAD CATZ REPORTS FISCAL Q3 2012 NET SALES OF

$46.2 MILLION AND DILUTED EPS OF $0.02

- Tritton, Cyborg and Saitek Brands Post Sales Increases -

San Diego, California – February 8, 2012 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ) today announced financial results for its fiscal 2012 third quarter ended December 31, 2011.

For the quarter ended December 31, 2011, Mad Catz generated net sales of $46.2 million compared to the record quarterly net sales of $93.0 million recorded in the fiscal 2011 third quarter. The Company’s Tritton, Cyborg and Saitek brands all recorded year-over-year sales increases in the fiscal 2012 third quarter. However, there was a year-over-year decline in fiscal third quarter net sales due to a challenging comparison with the year ago period, which benefited from sales of game-specific products and a third party distribution agreement that are not continuing.

Gross profit in the fiscal 2012 third quarter was $11.2 million, compared to $26.4 million a year ago, while gross profit margin was 24%, compared to 28% a year ago. Total operating expenses in the fiscal 2012 third quarter were $9.0 million, down 14% from $10.4 million in the prior year quarter. The decrease in operating expenses was related to a reduction in the accrual for bonus expense and lower variable selling expenses. Total operating expenses as a percentage of revenues were 19%, compared to 11% in the prior year period, resulting in operating income of $2.2 million, compared to $16.0 million in the prior year quarter.

Foreign exchange losses for the third quarter of fiscal 2012 were approximately $0.5 million, compared to $0.7 million a year ago. Reflecting a tax benefit of less than $0.1 million in the fiscal 2012 third quarter versus income tax expense of $4.6 million in the prior year fiscal third quarter, the Company reported net income of $1.5 million, or $0.02 per diluted share, compared with net income of $9.7 million, or $0.15 per diluted share a year ago.

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Mad Catz Interactive, Inc., 2/8/12	page 2

Adjusted EBITDA, a non-GAAP financial measure (defined as earnings before interest, taxes, depreciation and amortization and change in fair value of warrant liability), in the three months ended December 31, 2011, was $2.5 million, compared to $16.0 million in the prior year quarter. Adjusted net income and adjusted diluted earnings per share, which exclude the impact of amortization of intangibles, stock-based compensation and goodwill impairment (if any), were $2.0 million and $0.03, respectively, in the fiscal third quarter versus $10.2 million and $0.16, respectively, in the prior year quarter. Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are reconciled to the most comparable GAAP measure in the financial tables at the end of this release.

In the nine-month period ended December 31, 2011, the Company reported net sales of $88.4 million, compared to $150.3 million in the comparable period of the prior fiscal year. Gross profit was $22.6 million, down from $42.8 million in the prior year, while gross profit margin was 26%, compared to 29% a year ago. Total operating expenses in the first nine months of fiscal 2012 were $26.9 million, up 4% from $25.7 million in the prior year-to-date period and, as a percentage of net sales, reached 30%, compared to 17% a year ago. The Company recorded an operating loss of $4.3 million and an operating profit of $17.1 million in the first nine months of fiscal 2012 and fiscal 2011, respectively.

Foreign exchange loss for the first nine months of fiscal 2012 was approximately $0.3 million, compared to a loss of less than $0.1 million a year ago. Reflecting an income tax benefit of $0.3 million in the fiscal 2012 year-to-date period and income tax expense of $5.6 million in the comparable year-ago period, the Company reported a net loss of $2.4 million, or $0.04 per diluted share, compared with a net income of $9.4 million, or $0.16 per diluted share a year ago.

In the fiscal 2012 year-to-date period, adjusted EBITDA was a loss of $2.1 million compared to adjusted EBITDA of $19.3 million in the first nine months of fiscal 2011. Adjusted net loss and adjusted diluted loss per share, which exclude the impact of amortization of intangibles and stock-based compensation, were $1.3 million and $0.02, respectively, in the fiscal 2012 year-to-date period versus adjusted net income of $10.7 million and adjusted diluted income per share of $0.18, respectively, in the comparable year ago period.

Third Quarter Fiscal 2012 Financial Highlights:

•	Net sales by geography for the third quarter of fiscal 2012 were as follows:

•	North American net sales were $21.8 million or 48% of quarterly sales, compared to $56.4 million or 61% of quarterly sales in the prior year;

•	European net sales were $22.8 million or 49% of quarterly sales, compared to $35.1 million or 38% of quarterly sales in the prior year; and,

•	Net sales to other countries were $1.6 million or 3% of quarterly sales, compared to $1.4 million or 1% of quarterly sales in the prior year.

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Mad Catz Interactive, Inc., 2/8/12	page 3

•	Gross sales by platform were as follows:

•	Xbox 360® accounted for 35% of total gross sales vs. 31% in the prior year;

•	PC represented 26% of total gross sales vs. 12% in the prior year;

•	PlayStation 3® accounted for 5% of total gross sales vs. 19% in the prior year;

•	Wii® products represented 3% of total gross sales vs. 19% in the prior year;

•	Handhelds represented 2% of total gross sales in both periods; and,

•	All other platforms represented 29% of total gross sales vs. 17% in the prior year.

•	Gross sales by category were as follows:

•	Audio products represented 39% of total gross sales vs. 24% in the prior year;

•	Specialty controllers represented 24% of total gross sales vs. 29% in the prior year;

•	PC input devices represented 13% of total gross sales vs. 6% in the prior year;

•	Controllers represented 9% of total gross sales vs. 16% in the prior year;

•	Accessories represented 9% of total gross sales in both periods;

•	Games represented 5% of total gross sales vs. 16% in the prior year; and,

•	All other sales represented less than 1% of total gross sales vs. 0% in the prior year.

•	Reported net position of bank loan less cash at December 31, 2011, was $15.5 million, compared to $15.9 million at December 31, 2010, and $1.7 million as of March 31, 2011.

New Products Shipped in and Subsequent to Third Quarter of Fiscal 2012 include:

•	The Detonator™ Stereo Headset for the Xbox 360;

•	Jonah Lomu Rugby Challenge™ game for the Xbox 360 throughout North America;

•	The Cyborg R.A.T.7 Contagion Gaming Mouse for both the Mac and PC;

•	Rock Band™ 3 Red Hot Chili Peppers DLC bundles for the Xbox 360;

•	The Trigger™ Stereo Headset for the Xbox 360;

•	The SOULCALIBUR™ V Arcade FightStick Soul Edition, designed for use with the SOULCALIBUR V videogame on the Xbox 360 and PlayStation 3;

•	The Primer Wireless Stereo Headset for the Xbox 360; and,

•	The licensed Major League Gaming Pro Circuit Controller for the Xbox 360 and PlayStation 3.

Recent Key Developments and License Agreements:

•	PlayStation accessory licensing agreement with Sony Computer Entertainment Japan, which permits the Company to manufacture and distribute products for the PlayStation Vita throughout Japan.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “The decline in financial results for the fiscal 2012 third quarter largely reflects the difficult year-ago comparison which benefited significantly from strong sales of products related to specific video games and strong revenue from a third party distribution agreement, which has since been discontinued. We also experienced delays in launching key products for the 2011 holiday season and were impacted by the overall economy and fundamental changes in the video game industry, marked by the transition of Nintendo’s Wii console and the move by many

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Mad Catz Interactive, Inc., 2/8/12	page 4

casual gamers to smartphones and tablets. Thus, while we are not satisfied with these results, we believe a simple comparison between the fiscal third quarter of 2012 and 2011 is not a fully accurate indicator of the Company’s direction and prospects.

“Three years ago, the Company made a strategic decision to shift its focus towards the creation of high-value products for passionate, hard core consumers. This shift has not happened overnight and is still on-going. Initial success was evident in growing sales of our high-end Saitek flight products and, more recently, is demonstrated by our widely acclaimed Cyborg PC and Mac products as well as our Tritton premium audio products. Each of these three brands generated sales growth in the fiscal third quarter of 2012.

“We also believe these high end products have much longer product life spans and are the best way forward as we reach another inflection point in the video game industry with casual gamers moving more toward tablet and smartphone gaming, leaving hard core gamers who demand the best. We realize and understand that more growth in these key areas is needed and we are committed to increasing our sales and marketing efforts to expand awareness of these products, while keeping a sharp eye on operating expenses.

“In addition to our focus on creating aspirational products, over the past few years, we have expanded our geographic footprint as we continue to build a worldwide sales and marketing team. As games continue to cross geographic borders and the Internet allows worldwide on-line competition, the Company is committed to position itself as a leading provider of products that optimize the passionate video gamer’s performance on a global basis.

“In fiscal 2011, we benefited from discrete opportunities to partner with premium game titles. We will continue to look for such opportunities and pursue them when they make financial sense. However, we believe that the long-term growth and financial health of the Company depends on creating ‘must have’ products for passionate consumers that do not rely on outside forces for their success.”

Mr. Richardson concluded, “Looking ahead, we have a range of exciting initiatives that should benefit fiscal 2013. Our line of audio products is going into wide distribution in the United States and is doing well in other parts of the world. We intend to increase marketing and awareness efforts for our universally acclaimed Cyborg R.A.T. PC and Mac products and plan to further fill out the Cyborg range. We will continue to carefully select targeted software opportunities that pose manageable downside risk by complementing our hardware initiatives. We are also committed to supporting the professional gaming community and developing products that live up to their exacting demands.”

The Company will host a conference call and simultaneous webcast on February 8, 2012, at 5:00 p.m. ET, which can be accessed by dialing 212-231-2901. Following its completion, a

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Mad Catz Interactive, Inc., 2/8/12	page 5

replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or via telephone at 800-633-8284 (reservation #21575698) or, for International callers, at 402-977-9140.

About Mad Catz Interactive, Inc.

Mad Catz Interactive, Inc. (AMEX/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed primarily under its Mad Catz® (casual gaming), Cyborg™ (pro gaming), Tritton® (gaming audio), Saitek® (simulation), and Eclipse™ (home and office) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; operates a videogame content website under its GameShark® brand; publishes games under its Mad Catz Interactive brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

Mad Catz product updates and demonstrations can be found on Facebook, Twitter or YouTube.

Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

- TABLES FOLLOW -

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Mad Catz Interactive, Inc., 2/8/12	page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Net sales	$46,195	$92,957	$88,416	$150,276
Cost of sales	34,954	66,556	65,792	107,429

Gross profit	11,241	26,401	22,624	42,847
Operating expenses:
Sales and marketing	4,455	4,935	11,467	10,982
General and administrative	2,832	4,047	9,433	10,565
Research and development	1,285	1,089	4,476	2,780
Acquisition related items	187	102	779	708
Amortization of intangible assets	235	244	721	708

Total operating expenses	8,994	10,417	26,876	25,743

Operating income (loss)	2,247	15,984	(4,252)	17,104
Interest expense, net	(371)	(1,046)	(818)	(2,284)
Foreign exchange loss, net	(536)	(736)	(338)	(41)
Change in fair value of warrant liability	162	—	2,696	—
Other income	7	46	39	223

Income (loss) before income taxes	1,509	14,248	(2,673)	15,002
Income tax expense (benefit)	(32)	4,552	(251)	5,554

Net income (loss)	$1,541	$9,696	$(2,422)	$9,448

Basic net income (loss) per share	$0.02	$0.18	$(0.04)	$0.17

Diluted net income (loss) per share	$0.02	$0.15	$(0.04)	$0.16

Weighted average shares - basic	63,456,085	55,278,606	62,973,993	55,158,786

Weighted average shares - diluted	64,348,742	66,684,037	62,973,993	65,819,064

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Mad Catz Interactive, Inc., 2/8/12	page 7

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	December 31, 2011	March 31, 2011
Assets
Current assets:
Cash	$3,420	$3,734
Accounts receivable, net	26,111	19,846
Other receivables	1,664	329
Inventories	36,174	27,978
Deferred tax assets	81	85
Prepaid expenses and other current assets	3,641	2,343

Total current assets	71,091	54,315

Deferred tax assets	556	590
Other assets	811	639
Property and equipment, net	4,322	3,921
Intangible assets, net	4,846	5,606
Goodwill	10,468	10,463

Total assets	$92,094	$75,534

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$18,917	$5,408
Accounts payable	31,552	13,700
Accrued liabilities	7,958	11,048
Convertible notes payable	—	14,500
Contingent consideration, current	1,461	1,542
Income taxes payable	733	1,918

Total current liabilities	60,621	48,116
Contingent consideration	2,620	2,897
Warrant liability	554	—
Other long term liabilities	371	424

Total liabilities	64,166	51,437
Shareholders’ equity:
Common stock	59,252	50,648
Other comprehensive loss	(2,361)	(10)
Accumulated deficit	(28,963)	(26,541)

Total shareholders’ equity	27,928	24,097

Total liabilities and shareholders’ equity	$92,094	$75,534

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Mad Catz Interactive, Inc., 2/8/12	page 8

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
Net sales:
United States	$20,650	$52,908	$40,760	$87,311
Europe	22,781	35,141	41,849	55,720
Canada	1,196	3,530	2,715	4,332
Other countries	1,568	1,378	3,092	2,913

	$46,195	$92,957	$88,416	$150,276

Adjusted Net Income (Loss) Reconciliation (non GAAP)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Pre-tax Income (loss)	$1,509	$14,248	$(2,673)	$15,002
Amortization of intangible assets	235	244	721	708
Stock-based compensation cost	189	128	468	458

Adjusted pre-tax income (loss)*	1,933	14,620	(1,484)	16,168

Adjusted provision for income taxes (at effective rate)	(59)	4,462	(203)	5,463

Adjusted net income (loss)*	$1,992	$10,158	$(1,281)	$10,705

Adjusted diluted earnings (loss) per share*	$0.03	$0.16	$0.02	$0.18

*	Adjusted net income (loss) and adjusted diluted earnings (loss) per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation and amortization of intangibles, also facilitate comparisons of the Company’s performance to prior periods.

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Mad Catz Interactive, Inc., 2/8/12	page 9

EBITDA, and Adjusted EBITDA Reconciliation (non GAAP)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
Net Income (loss)	$1,541	$9,696	$(2,422)	$9,448
Adjustments:
Interest expense, net	371	1,046	818	2,284
Income tax expense (benefit)	(32)	4,552	(251)	5,554
Depreciation and amortization	798	690	2,431	2,036

EBITDA	2,678	15,984	576	19,322

Change in fair value of warrant liability	(162)	—	(2,696)	—

Adjusted EBITDA (loss)	$2,516	$15,984	$(2,120)	$19,322

EBITDA, a non-GAAP financial measure, represents net income (loss) plus interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition Adjusted EBITDA is an important measure for our lender.

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